SHARE EXCHANGE AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this _ day of December 2008, (the “Effective Date”) by and among (A) NEONODE, INC., a Delaware, United States corporation (“Neonode” or "Corporation"); (B) AB Cypressen 9683 (changing to Neon Mobile Technology AB) a corporation organized under the laws of Sweeden (“NewCo”); and (C) Iwojima Sarl, (“Iwojima”),Wireless Toys AB (“WT”), and Athemis Ltd. (“Athemis”).   The Employees are hereinafter collectively referred to as the “NewCo Stockholders.”  Neonode, NewCo, and the NewCo Stockholders are hereinafter collectively referred to as the “Parties.”

INTRODUCTION

A.         Neonode is a corporation of which ____________ shares of its common stock, $0.001 par value per share are traded on the NASDAQ Capital Market under the symbol “NEON”.

B.         The NewCo Stockholders are the holders of 100% of the shares of NewCo (the “NewCo Shares”).

C.         The NewCo Stockholders are interested in exchanging the NewCo Shares for an aggregate of 495,000 authorized and previously unissued shares of Neonode Series A Preferred Stock (the “Exchange Shares”), all upon the terms and subject to the conditions hereinafter set forth.

D.         To comply with the relevant NASDAQ maintenance criteria and to raise capital to finance Neonode’s business going forward, Neonode will be engaging in certain refinancing and capital raising activities, including the issuance of the Exchange Shares to the NewCo Stockholders, and Neonode is willing to issue the Exchange Shares to the NewCo Stockholders in exchange for the NewCo Shares, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto intending to be bound hereby, it is agreed as follows:

1.         Exchange of Shares

1.1           The NewCo Stockholders shall transfer, deliver, and assign the NewCo Shares to Neonode in exchange for Neonode issuing the Exchange Shares to the NewCo Stockholders (the “Exchange Transaction”).

1.2           At the Closing and simultaneous with the execution by the NewCo Stockholders of a Repurchase Agreement with Neonode in the form attached hereto as Exhibit 1 (the "Repurchase Agreement"), each of the NewCo Stockholders shall assign and transfer to Neonode all and not less than all of the NewCo Shares set forth below opposite the names of each of the NewCo Stockholders in exchange for the Exchange Shares.  The number of NewCo Shares to be exchanged and the number of Exchange Shares of Neonode to be issued to each of the NewCo Stockholders on the Closing Date is as set forth below.

	Number of NewCo Shares	Number of Exchange Shares
NewCo Stockholder	to be Transferred to Neonode	to be Issued to NewCo Stockholder

Iwojima Sarl	334	165,000
Wireless Toys AB	333	165,000
Athemis Ltd.	333	165,000
Totals	1000 NewCo Shares	495,000 Exchange Shares

1.3           Each NewCo Stockholder acknowledges the following:

(a)           that the NewCo Stockholder may lose his entire investment in the Corporation; and

(b)           that the stockholders of the Corporation may vote to reject (i) an increase in the authorized share capital of the Corporation to enable the issuance of shares of common stock upon conversion of the Exchange Shares or (ii) a modification of the initial conversion rate of the Preferred A Stock; and

(c)           certain members of the Board of Directors of the Corporation are personally involved in the Corporation’s refinancing and capital raising activities and will be investing their own funds in the Corporation, and that the personal interest of these Directors in these transactions creates the potential for a conflict of interest.

A complete discussion of the risks associated with this transaction and an investment in the Corporation are set forth in the Corporation’s Form 10-K filed with the SEC on April 15, 2008 for the fiscal year ended December 31, 2007, Form S-3 filed with the SEC on September 23, 2008, and Form 10-Q filed with the SEC on November 19, 2008 for the quarter ended September 30, 2008, and in Section 5 below.

2.         Closing

2.1         The consummation of the Exchange Transaction (the “Closing”) shall take place on December __, 2008, or on such other date as the parties mutually agree, (the “Closing Date”).  The Closing shall take place at the offices of the Neonode, or at such other place as the parties mutually agree.

2.2         At the Closing, (a) NewCo Stockholders shall deliver to Neonode stock certificates of NewCo representing all, and not less than all, of the issued and outstanding shares of NewCo, duly endorsed for transfer or accompanied by stock powers executed in blank by each of the NewCo Stockholders with their signatures certified by a notary, and (b) Neonode shall deliver to the NewCo Stockholders stock certificates evidencing the Exchange Shares registered in the names of each of the NewCo Stockholders as set forth in Section 1.2 above.

2.3         The Closing is conditional upon;

(a)         The employment of the NewCo Stockholders by NewCo pursuant to the terms of an employment agreement acceptable to Neonode; and

(b)         The execution of the Repurchase Agreement by the NewCo Stockholders.

3.         The Preferred A Stock

3.1           Certificate of Designations. The rights, preferences, privileges, and restrictions of the Preferred A Stock shall be as described in the Certificate of Designations, of which a copy has been provided to each NewCo Stockholder.

3.2           Conversion. Subject to approval of the stockholders of Neonode, each share of Preferred A Stock shall be convertible into 480.63 shares of Neonode’s common stock (the “Conversion Rate”).

3.3           Stockholder Approval. Neonode shall provide each stockholder entitled to vote at either (a) the next annual meeting of stockholders of Neonode or (b) a special meeting of stockholders of Neonode, which shall be promptly called and held not later than March 30, 2009, (the “Stockholder Meeting”), with a proxy statement soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (i) increasing the authorized share capital of Neonode so as to authorize a sufficient amount of authorized share capital to enable the issuance of shares of common stock upon conversion of the Exchange Shares, and (ii) approving the Conversion Rate, (the “Stockholder Approvals”).

3.4           Acknowledgement. Each NewCo Stockholder acknowledges that its right to convert the Exchange Shares into shares of common stock of Neonode is subject to the Stockholder Approvals, and that there can be no guarantee that the Stockholder Approvals will be obtained

4.         Information on Neonode; Legal Proceedings

4.1           Information on Neonode. Each Subscriber has been furnished with or has had access at the EDGAR Website of the SEC to Neonode's Form 10-K filed on April 15, 2008 for the fiscal year ended December 31, 2007 and the financial statements included therein for the year ended December 31, 2007 together with all subsequent filings made with the SEC available at the EDGAR website ("Reports").  In addition, each Subscriber may have received in writing from Neonode such other information concerning its operations, financial condition and other matters as such Subscriber has requested in writing, identified thereon as "Other Written Information" and considered all factors such Subscriber deems material in deciding on the advisability of entering into this Agreement.

4.2           Legal Proceedings.

4.2.1  Alpha Capital Anstalt. On September 4, 2008, Alpha Capital Anstalt (“Alpha”), an investor in the Corporation from previous private placement transactions, initiated a law suit against the Corporation in the United States District Court for the Southern District of New York alleging that the Corporation failed to issue certain stock certificates pursuant to the terms and conditions of certain investment subscription agreements.  Alpha asked the court to award them $734,650 in damages plus attorneys fees. Although the Corporation believes the claim has no merit, the Corporation has reached an agreement in principal on the terms for a negotiated settlement with Alpha, which agreement has not as of yet been finalized.

4.2.2  Empire Asset Management. On December 9, 2008, Empire Asset Management (“Empire”), a broker dealer that acted as the Corporation’s financial advisor and exclusive placement agent and purchased stock for their own account in previous private placement transactions, initiated a law suit against the Corporation in the Supreme Court of the State of New York alleging that the Corporation misrepresented the success of its business to induce Empire to invest in the Corporation.  Empire is seeking compensatory damages in an unspecified amount for the harm allegedly suffered.  The Corporation believes that the action has no merit and intends to defend vigorously against the action.

4.2.3  Nasdaq. On May 29, 2008, the Corporation received a NASDAQ Staff deficiency letter indicating that the market value of our listed securities had been below the minimum $35 million requirement for continued inclusion under its listing standards (the “Market Capitalization Rule”), and provided until June 30, 2008 for the Corporation to demonstrate compliance.  On July 1, 2008, the Corporation received a NASDAQ Staff Determination letter stating that the Corporation had not regained compliance with the Market Capitalization Rule and, unless the Corporation requests an appeal of this determination, trading of the Corporation’s common stock will be suspended at the opening of business on July 10, 2008 and NASDAQ will remove the Corporation’s securities from listing and registration on the NASDAQ Capital Market. The Corporation has appealed the determination with the NASDAQ Listing Qualifications Panel (the “Panel”), which stays the suspension of Nenode’s securities pending the Panel’s decision.  The Corporation appeared before the Panel on August 28, 2008 and the Corporation is awaiting its decision.

In addition, on July 3, 2008, the Corporation received a NASDAQ Staff deficiency letter indicating that for the last 30 consecutive days, the bid price for the Corporation’s common stock had closed below the $1.00 minimum requirement for continued inclusion under its listing standards (the “Minimum Bid Price Rule”), and provided us 180 days (or until December 30, 2008) to regain compliance.

Furthermore, on December 11, 2008, the Corporation received a Nasdaq Staff deficiency letter (the “Notice”) from The NASDAQ Stock Market Listing Qualifications Department stating that the Corporation has not paid certain fees required by Marketplace Rule 4310(c)(13) (the “Rule”). The Corporation’s past due balance currently totals $43,615.08.  The Notice further stated that the Nasdaq Listing Qualification Panel (“Panel”) will consider this matter in rendering a determination regarding the Corporation’s continued listing on the NASDAQ Capital Markets.

5.         Risk Factors

An investment in the Corporation’s preferred stock involves a high degree of risk. Before exchanging your shares of NewCo for the Exchange Shares, you should consider carefully the specific risks detailed in this “Risk Factors” section together with all of the other information contained in this Agreement and any other documents incorporated by reference herein. If any of these risks occur, the Corporation’s business, results of operations and financial condition could be harmed, the price of the Corporation’s preferred stock could decline, and you may lose all or part of your investment in the Corporation.

5.1           The Corporation’s independent registered public accounting firm issued a going concern opinion on the Corporation’s financial statements, questioning the Corporation’s ability to continue as a going concern.

Due to the Corporation’s need to raise additional financing to fund the Corporation’s operations and satisfy obligations as they become due, the Corporation’s independent registered public accounting firm has included an explanatory paragraph in its report on the Corporation’s December 31, 2007 consolidated financial statements regarding its substantial doubt as to the Corporation’s ability to continue as a going concern. This may have a negative impact on the trading price of the Corporation’s common stock and adversely impact the Corporation’s ability to obtain necessary financing.

5.2           The Refinancing of the Corporation may be unsuccessful and the stockholders of the Corporation may lose their entire investment in the Corporation.

The individuals and entities participating in the refinancing of the Corporation, including the investors, note holders, warrant holders, and employees of the Swedish subsidiary should be aware that if the Corporation is not successful in its refinancing endeavors, their entire investment in the Company could become worthless. Even if the Corporation is successful, there can be no assurance that the participants in the refinancing of the Corporation will derive a profit from their investment.

5.3           The Corporation’s current management and Directors are personally involved in the Corporation’s refinancing and capital raising activities.

The Corporation’s board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders.  In addition, as part of the Corporation’s refinancing efforts, the Corporation’s current directors, Per Bystedt, will be investing additional funds in the Corporation in exchange for the issuance to them of preferred stock, as well as participating in a share exchange transaction with the Corporation as stockholders of a Swedish company to whom the Company will be issuing preferred stock.  The fact that the current management and Directors of the Corporation have a personal interest as investors in the Corporation creates the potential for a conflict of interest.  While the Corporation believes that the proposed refinancing and capital raising transactions that the Corporation will be entering into with the Corporation’s management and directors are fair and in the best interests of the Corporation, there is a risk that the personal involvement of the management and directors may have affected their judgment.

5.4           The tax implications of this refinancing transaction are complex and should be reviewed by the investor’s tax advisor.

The tax implications, including United States federal income tax consequences, of this refinancing transaction are complex.  Each investor should consult its own tax advisor regarding the particular United States Federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our Preferred and Common Stock, including the consequences of any proposed change in applicable laws.

RISKS RELATED TO THE CORPORATION’S BUSINESS

5.5           The Corporation will require additional capital to fund the Corporation’s operations, which capital may not be available on commercially attractive terms or at all.

The Corporation will require sources of capital in addition to cash on hand to continue operations and to implement the Corporation’s strategy. The Corporation does not have sufficient liquid assets to continue operating into the end of December 2008. The Corporation estimates that the Corporation will need a minimum of approximately $1.3 million of additional cash from additional financings, to fund operating expenses through March 31, 2009. The Corporation is currently evaluating different financing alternatives including but not limited to selling shares of the Corporation’s common or preferred stock or issuing notes that may be converted in shares of the Corporation’s common stock which could result in the issuance of additional shares.  If the Corporation’s operations do not become cash flow positive as projected the Corporation will be forced to seek credit line facilities from financial institutions, additional private equity investment or debt arrangements. No assurances can be given that the Corporation will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, the Corporation may be unable to adequately fund the Corporation’s business plans and it could have a negative effect on the Corporation’s business, results of operations and financial condition.  In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of the Corporation’s stock and cause the market price to fall, and the issuance of debt securities could impose restrictive covenants that could impair the Corporation’s ability to engage in certain business transactions.

5.6           The Corporation’s common stock is at risk for delisting from the NASDAQ Capital Market. If it is delisted, the Corporation’s stock price and the liquidity of the Corporation’s stock may be impacted.

The Corporation's common stock is quoted on The NASDAQ Capital Market under the symbol “NEON”.  In order for the Corporation's common stock to continue to be quoted on the NASDAQ Capital Market, the Corporation must satisfy various listing maintenance standards established by NASDAQ.  Among other things, as such requirements pertain to us, we are required to have stockholders’ equity of at least $2.5 million or a market capitalization of at least $35 million and our common stock must have a minimum closing bid price of $1.00 per share.

On May 29, 2008, the Corporation received a NASDAQ staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that for the last 10 consecutive business days, the market value of the Corporation's listed securities has been below the minimum $35 million requirement for continued inclusion under Marketplace Rule 4310 (c)(3)(B) (the "Rule"). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(C), the Corporation was provided 30 calendar days (or until June 30, 2008) to regain compliance.

On July 1, 2008, the Corporation received a notice from NASDAQ that it had not regained compliance within the specified time period and that unless the Corporation requested an appeal of the non-compliance determination the Corporation's securities would be suspended from trading on the NASDAQ Capital Market on July 10, 2008. The Corporation has submitted a request to have a hearing to the NASDAQ Listing Qualifications Panel (Panel).  The Corporation's request stays the delisting of its securities pending the hearing and a determination by the Panel.  The Corporation appeared before the Panel on August 28, 2008. On November 18, 2008, the Corporation received a determination letter from the Panel that the Panel granted us an extension until December 29, 2008 to complete its proposed refinancing and refinancing transactions and regain compliance with the Rule.

Additionally, on July 3, 2008, the Corporation received another staff deficiency letter from NASDAQ stating that for the last 30 consecutive business days, the bid price of our common stock closed below the $1.00 minimum required for continued inclusion under Marketplace Rule 4310(c)(4). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(D), the Corporation will be provided 180 calendar days (or until December 30, 2008) to regain compliance. If, at any time before December 30, 2008, the bid price of the Corporation's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Corporation may regain compliance with the Minimum Bid Price Rule. NASDAQ subsequently modified its Marketplace Rules and notified the Corporation that it has until April 6, 2009 to regain compliance with the bid price under Marketplace Rule 4310(c)(4).

Additionally on December 11, 2008, the Corporation received a Nasdaq Staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that it has not paid certain fees required by Marketplace Rule 4310(c)(13) (the “Rule”). The Corporation’s past due balance currently total $43,615.08. The notice further states that the Nasdaq Listing Qualification Panel (“Panel”) will consider this matter in rendering a determination regarding the Corporation’s continued listing on the NASDAQ Capital Markets.

5.7           The Corporation has never been profitable and the Corporation anticipates significant additional losses in the future.

The Corporation was formed in 2006 as a holding company owning and operating Neonode AB, its Swedish subsidiary, which was formed in 2004 and has been primarily engaged in the business of developing and selling mobile phones.  On December 9, 2008, Neonode AB, filed a petition for bankruptcy in compliance with the Swedish  Bankruptcy Act (1987:672). Mr. Hans Ödén of the Stockholm- based Ackordscentralen AB, a consultancy firm specialized in insolvency, was appointed by the district court of Stockholm to administrate the process. Although the Corporation has transferred the intellectual property (IP) related to its touch screen technology from Neonode AB to the Corporation pursuant to an intercompany borrowing asset pledge agreement the Swedish bankruptcy court may not allow the transfer and require the Corporation to return the IP to Neonode AB. The Corporation has a limited operating history on which to base an evaluation of the Corporation’s business and prospects. The Corporation’s prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. After refinancing efforts have been completed,  the Corporation’s success will depend on many factors, including, but not limited to:

•	the growth of the worldwide market for touch screen mobile devices;
•	the Corporations ability to develop and sell or license its touchscreen technology to third party companies to embed in their products ;
•	the level of competition from other touch screen technologies faced by us; and
•	the ability of future customers of the Corporation’s touchscreen technology to develop and sell products incoportating the Corporation’s touch screen technology.

In addition, the Corporation has experienced substantial net losses in each fiscal period since the Corporation’s inception. These net losses resulted from a lack of substantial revenues and the significant costs incurred in the development of the Corporation’s products and infrastructure. The Corporation’s ability to continue as a going concern is dependent on the Corporation’s ability to raise additional funds and implement the Corporation’s business plan.

The Corporation’s limited operating history and the emerging nature of the Corporation’s market, together with the other risk factors set forth in this Section, make prediction of the Corporation’s future operating results difficult. There can also be no assurance that the Corporation will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

5.8           The Corporation’s vendors may deny the Corporation’s requests to delay or reduce the payment of amounts owed to them or to cancel shipments of materials and products purchased from and to allow the Corporation to return unused materials and products already received from them.

The Corporation is not generating cash from operations and has been incurring significant losses. The Corporation has been funding the Corporation’s operations primarily with cash proceeds raised through the sale of notes that are convertible into the Corporation’s common stock, shares of the Corporation’s common stock, and warrants. Unless the Corporation is able to increase the Corporation’s revenues and decrease expenses substantially and secure an external funding source, the Corporation may not be able to pay the Corporation’s vendors the amount due them and the Corporation will not have sufficient cash to support the Corporation’s operations for the next six months.

The Corporation’s vendors may resort to legal action to try to enforce payment in full pursuant to the terms or the original payment commitment.

5.9           If the Corporation fails to develop and introduce new products and services successfully and in a cost effective and timely manner, the Corporation will not be able to compete effectively and the Corporation’s ability to generate revenues will suffer.

The Corporation operates in a highly competitive, rapidly evolving environment, and the Corporation’s success depends on the Corporation’s ability to develop and introduce new products and services that the Corporation’s customers and end users choose to buy. If the Corporation is unsuccessful at developing and introducing new products and services that are appealing to the Corporation’s customers and end users with acceptable quality, prices and terms, the Corporation will not be able to compete effectively and the Corporation’s ability to generate revenues will suffer.

The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If the Corporation fails to anticipate the Corporation’s end users’ needs or technological trends accurately, or the Corporation is unable to complete the development of products and services in a cost effective and timely fashion, the Corporation will be unable to introduce new products and services into the market or successfully compete with other providers.

As the Corporation introduces new or enhanced products or integrates new technology into new or existing products, the Corporation faces risks including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, inability to deliver sufficient supplies of new products to meet customers’ demand, possible product and technology defects, and a potentially different sales and support environment. Premature announcements or leaks of new products, features, or technologies may exacerbate some of these risks. The Corporation’s failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect the Corporation’s business, results of operations and financial condition.

5.10         The mobile device industry is highly competitive and many of the Corporation’s competitors have significantly greater resources to engage in product development, manufacturing, distribution and marketing.

The mobile device industry, in which the Corporation is engaged, is a highly competitive business with companies of all sizes engaged in business in all areas of the world, including companies with far greater resources than the Corporation has. There can be no assurance that other competitors, with greater resources and business connections, will not compete successfully against us in the future. The Corporation’s competitors may adopt new technologies that reduce the demand for the Corporation’s products or render the Corporation’s technologies obsolete, which may have a material adverse effect on the cost structure and competitiveness of the Corporation’s products, possibly resulting in a negative effect on the Corporation’s revenues, profitability or liquidity.

5.11         The Corporation’s future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because the Corporation plans to sell the Corporation’s products worldwide and most of the facilities where the Corporation’s future customers devices will be manufactured, distributed and supported are located outside the United States, the Corporation’s business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;
•	the impact of recessions in the global economy or in specific sub economies;
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	changes in international relations;
•	trade protection measures and import or export licensing requirements;
•	changes in tax laws;
•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for them and the Corporation’s officers and directors who they indemnify;
•	difficulty in managing widespread sales operations; and
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, the Corporation is subject to changes in demand for the Corporation’s products resulting from exchange rate fluctuations that make the Corporation’s products relatively more or less expensive in international markets. If exchange rate fluctuations occur, the Corporation’s business and results of operations could be harmed by decreases in demand for the Corporation’s products or reductions in margins.

While the Corporation sells the Corporation’s products worldwide, one component of the Corporation’s strategy is to expand the Corporation’s sales efforts in countries with large populations and propensities for adopting new technologies. The Corporation has limited experience with sales and marketing in some of these countries. There can be no assurance that the Corporation will be able to market and sell the Corporation’s products in all of the Corporation’s targeted international markets. If the Corporation’s international efforts are not successful, the Corporation’s business growth and results of operations could be harmed.

5.12         The Corporation must significantly enhance the Corporation’s sales and product development organizations.

The Corporation will need to improve the effectiveness and breadth of the Corporation’s sales operations in order to increase market awareness and sales of the Corporation’s products, especially as the Corporation expands into new markets. Competition for qualified sales personnel is intense, and the Corporation may not be able to hire the kind and number of sales personnel the Corporation is targeting. Likewise, the Corporation’s efforts to improve and refine the Corporation’s products require skilled engineers and programmers. Competition for professionals capable of expanding the Corporation’s research and development organization is intense due to the limited number of people available with the necessary technical skills. If the Corporation is unable to identify, hire or retain qualified sales, marketing and technical personnel, the Corporation’s ability to achieve future revenue may be adversely affected.

5.13         The Corporation is dependent on the services of the Corporation’s key personnel.

The Corporation is dependent on the Corporation’s current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on the Corporation’s operations and prospects.

5.14         If third parties infringe the Corporation’s intellectual property or if the Corporation is unable to secure and protect the Corporation’s intellectual property, the Corporation may expend significant resources enforcing the Corporation’s rights or suffer competitive injury.

The Corporation’s success depends in large part on the Corporation’s proprietary technology and other intellectual property rights. The Corporation relies on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect the Corporation’s proprietary rights. The Corporation’s intellectual property, particularly the Corporation’s patents, may not provide us a significant competitive advantage. If the Corporation fails to protect or to enforce the Corporation’s intellectual property rights successfully, the Corporation’s competitive position could suffer, which could harm the Corporation’s results of operations.

The Corporation’s pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of the Corporation’s patents or trademarks, including patent or trademark applications or registrations. Even if the Corporation’s patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to them or may be held invalid and unenforceable against third parties.

The Corporation may be required to spend significant resources to monitor and police the Corporation’s intellectual property rights. Effective policing of the unauthorized use of the Corporation’s products or intellectual property is difficult and litigation may be necessary in the future to enforce the Corporation’s intellectual property rights. Intellectual property litigation is not only expensive, but time consuming, regardless of the merits of any claim, and could divert attention of the Corporation’s management from operating the business. Despite the Corporation’s efforts, the Corporation may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around the Corporation’s technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite the Corporation’s efforts to protect the Corporation’s proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and the Corporation cannot ensure that the Corporation will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of the Corporation’s products or to obtain and use information that the Corporation regard as proprietary. Accordingly, the Corporation cannot ensure that the Corporation will be able to protect the Corporation’s proprietary rights against unauthorized third party copying or use. The unauthorized use of the Corporation’s technology or of the Corporation’s proprietary information by competitors could have an adverse effect on the Corporation’s ability to sell the Corporation’s products.

5.15         The Corporation has an international presence in countries whose laws may not provide protection of the Corporation’s intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect the Corporation’s intellectual property.

As part of the Corporation’s business strategy, the Corporation targets customers and relationships with suppliers and original distribution manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which the Corporation does business may not protect the Corporation’s intellectual property rights to the same extent as the laws of the United States. As a result, the Corporation may not be able to effectively prevent competitors in these regions from infringing the Corporation’s intellectual property rights, which would reduce the Corporation’s competitive advantage and ability to compete in those regions and negatively impact the Corporation’s business.

5.16         If the Corporation is unable to obtain key technologies from third parties on a timely basis and free from errors or defects, the Corporation may have to delay or cancel the release of certain products or features in the Corporation’s products or incur increased costs.

The Corporation licenses third-party software for use in the Corporation’s products, including the operating systems. The Corporation’s ability to release and sell the Corporation’s products, as well as the Corporation’s reputation, could be harmed if the third-party technologies are not delivered to customers in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of the Corporation’s products and the Corporation is unable to obtain alternative technologies on a timely and cost effective basis to use in the Corporation’s products. As a result, the Corporation’s product shipments could be delayed, the Corporation’s offering of features could be reduced or the Corporation may need to divert the Corporation’s development resources from other business objectives, any of which could adversely affect the Corporation’s reputation, business and results of operations.

5.17         The Corporation’s product strategy is to base the Corporation’s products on software operating systems that are commercially available to competitors.

The Corporation’s multimedia phone is based on a commercially available version of Microsoft’s Windows CE. The Corporation cannot ensure that the Corporation will be able to maintain this licensing agreement with Microsoft and that Microsoft will not grant similar rights to the Corporation’s competitors or that the Corporation will be able to sufficiently differentiate the Corporation’s multimedia phone from the multitude of other devices based on Windows CE.

In addition, there is significant competition in the operating system software and services market, including proprietary operating systems such as Symbian and Palm OS, open source operating systems, such as Linux, other proprietary operating systems and other software technologies, such as Java and RIM’s licensed technology. This competition is being developed and promoted by competitors and potential competitors, some of which have significantly greater financial, technical and marketing resources than the Corporation has, such as Access, Motorola, Nokia, Sony-Ericsson and RIM. These competitors could provide additional or better functionality than the Corporation does or may be able to respond more rapidly than the Corporation can to new or emerging technologies or changes in customer requirements. Competitors in this market could devote greater resources to the development, promotion and sale of their products and services and the third-party developer community, which could attract the attention of influential user segments.

If the Corporation is unable to continue to differentiate the operating systems that the Corporation includes in the Corporation’s mobile computing devices, the Corporation’s revenues and results of operations could be adversely affected.

5.18         The market for touchscreen technologies is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect the Corporation’s revenues, results of operations and financial condition, particularly given the Corporation’s size, limited resources and lack of diversification.

The Corporation operates in the touchscreen technology market, which has seen significant growth during the past years. The Corporation cannot ensure that this significant growth in the sales of the touchscreen technology market will continue. If the Corporation is unable to adequately respond to changes in demand for the Corporation’s products, the Corporation’s revenues and results of operations could be adversely affected. In addition, as the Corporation’s products mature and face greater competition, the Corporation may experience pressure on the Corporation’s product pricing to preserve demand for the Corporation’s products, which would adversely affect the Corporation’s margins, results of operations and financial condition.

This reliance on the success of and trends in the Corporation’s industry is compounded by the size of the Corporation’s organization and the Corporation’s focus on touchscreen technology These factors also make us more dependent on investments of the Corporation’s limited resources. For example, the Corporation faces many resource allocation decisions, such as: where to focus the Corporation’s research and development, geographic sales and marketing and partnering efforts; which aspects of the Corporation’s business to outsource; and which operating systems and email solutions to support. Given the size and undiversified nature of the Corporation’s organization, any error in investment strategy could harm the Corporation’s business, results of operations and financial condition.

5.19         Changes in financial accounting standards or practices may cause unexpected fluctuations in and may adversely affect the Corporation’s reported results of operations.

Any change in financial accounting standards or practices that cause a change in the methodology or procedures by which the Corporation tracks, calculates, records and reports the Corporation’s results of operations or financial condition or both could cause fluctuations in and adversely affect the Corporation’s reported results of operations and cause the Corporation’s historical financial information to not be reliable as an indicator of future results.

5.20         Wars, terrorist attacks or other threats beyond the Corporation’s control could negatively impact consumer confidence, which could harm the Corporation’s operating results.

Wars, terrorist attacks or other threats beyond the Corporation’s control could have an adverse impact on the United States, Europe and world economy in general, and consumer confidence and spending in particular, which could harm the Corporation’s business, results of operations and financial condition.

RISKS RELATED TO OWNING THE CORPORATION’S STOCK

5.21         The Corporation will issue additional shares of its common stock as a result of the proposed refinancing activities and the Corporation’s stock price could be negatively affected.

The proposed refinancing agreements will require the Corporation to seek shareholder approval to amend the Corporations bylaws to increase the authorized shares of common stock from 75,000,000 to an amount greater than 500,000,000. The Corporation currently has approximately 30,600,000 shares of common stock outstanding and after the proposed transactions it is estimated that the Corporation will have greater than 400,000,000 shares of common stock outstanding. As a result of the issuance of the additional shares of the common stock the Corporation’s stock price could be negatively affected.

5.22         If the Corporation continues to experience losses, the Corporation could experience difficulty meeting the Corporation’s business plan and the Corporation’s stock price could be negatively affected.

If the Corporation is unable to gain market acceptance of the Corporation’s mobile phone handsets, the Corporation will experience continuing operating losses and negative cash flow from the Corporation’s operations. Any failure to achieve or maintain profitability could negatively impact the market price of the Corporation’s common stock. The Corporation anticipates that the Corporation will continue to incur product development, sales and marketing and administrative expenses. As a result, the Corporation will need to generate significant quarterly revenues if the Corporation is to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for the Corporation to grow the Corporation’s business. The Corporation’s business strategy may not be successful, and the Corporation may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm the Corporation’s ability to achieve and maintain profitability. If the Corporation does achieve profitability in the future, the Corporation may not be able to sustain or increase profitability on a quarterly or annual basis.

5.23         The Corporation’s certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

The Corporation’s board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock and/or preferred stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the Corporation’s outstanding voting stock. Furthermore, certain other provisions of the Corporation’s certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of the Corporation’s common stock. In addition, the Corporation is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

5.24         The Corporation’s stock price has been volatile, and an investment in the Corporation’s stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of the Corporation’s common stock. One may not be able to resell one’s shares at or above the price one’s pays for those shares due to fluctuations in the market price of the Corporation’s common stock caused by changes in the Corporation’s operating performance or prospects and other factors.

Some specific factors that may have a significant effect on the Corporation’s common stock market price include:

•	actual or anticipated fluctuations in the Corporation’s operating results or future prospects;
•	the Corporation’s announcements or the Corporation’s competitors’ announcements of new products;
•	the public’s reaction to the Corporation’s press releases, the Corporation’s other public announcements and the Corporation’s filings with the SEC;
•	strategic actions by us or the Corporation’s competitors, such as acquisitions or restructurings;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to the Corporation’s business;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes in the Corporation’s growth rates or the Corporation’s competitors’ growth rates;
•	developments regarding the Corporation’s patents or proprietary rights or those of the Corporation’s competitors;

•	the Corporation’s inability to raise additional capital as needed;
•	concern as to the efficacy of the Corporation’s products;
•	changes in financial markets or general economic conditions;
•	Sales of common stock by us or members of the Corporation’s management team;
•	certain anti-dilution features included in certain securities issued in prior financing transactions; and
•	changes in stock market analyst recommendations or earnings estimates regarding the Corporation’s common stock, other comparable companies or the Corporation’s industry generally.

5.25         Future sales of the Corporation’s common stock could adversely affect its price and the Corporation’s future capital-raising activities could involve the issuance of equity securities, which would dilute an investment in the Corporation and could result in a decline in the trading price of the Corporation’s common stock.

The Corporation may sell securities in the public or private equity markets if and when conditions are favorable, even if the Corporation does not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Corporation’s common stock and the Corporation’s ability to raise capital. The Corporation may issue additional common stock in future financing transactions or as incentive compensation for the Corporation’s executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by the Corporation’s then-outstanding shares of common stock. The market price for the Corporation’s common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, the Corporation may enter into financing transactions at prices that represent a substantial discount to the market price of the Corporation’s common stock or issue securities that have anti-dilution features. A negative reaction by investors and securities analysts to any discounted sale of the Corporation’s equity securities or sales of securities with anti-dilution features could result in a decline in the trading price of the Corporation’s common stock.

5.26         If registration rights that the Corporation has previously granted are exercised, then the price of the Corporation’s common stock may be adversely affected.

The Corporation has agreed to register with the SEC the shares of common stock issued to former stockholders in connection with the merger and to participants in private placement financings the Corporation completed in March 2008 and May 2008. In the event these securities are registered with the SEC, they may be freely sold in the open market, subject to trading restrictions to which the Corporation’s insiders holding the shares may be subject from time to time. In the event that the Corporation fails to register such shares in a timely basis, the Corporation may have liabilities to such stockholders. The Corporation expects that the Corporation also will be required to register any securities sold in future private financings. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of the Corporation’s common stock to decline or become highly volatile.

RISKS RELATED TO OWNING OUR PREFERRED STOCK

5.27         There is no public market for the Preferred Stock.

There is no public for the Preferred Stock to be issued pursuant to this Agreement and the Company does not intend to apply for listing of the Preferred Stock on any securities exchange.  No assurance can be given that the stockholders of the Corporation will agree to the conversion ratio for Common Stock set forth in the Certificate of Designations of Preferred Stock or that an active trading market for the Preferred Stock will develop.  If an active market does not develop and/or the Preferred Stock is not converted to Common Stock pursuant to the conversion ratio set forth in the Certificate of Designations of Preferred Stock, the market price and liquidity of the Preferred Stock may be adversely affected and you may lose your total investment.

5.28         We expect volatility in the price of our common stock, which may subject us to securities litigation.

If we complete the refinancing transactions, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

5.29         The current worldwide financial and credit markets are difficult to access.

The recent collapse of the worldwide financial and credit markets make it extremely difficult to access source of capital or borrowings, Credit line facilities from financial institutions, additional private equity investment or debt arrangements may not be available to us for some time in the future. No assurances can be given that the Corporation will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, the Corporation may be unable to adequately fund the Corporation’s business plans and it could have a negative effect on the Corporation’s business, results of operations and financial condition.

THE SECURITIES TO BE ISSUED INVOLVE A HIGH DEGREE OF RISK AND MAY RESULT IN THE LOSS OF ONE’S ENTIRE INVESTMENT. ANY PERSON CONSIDERING THE PURCHASE OF THESE SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS AND SHOULD CONSULT WITH HIS LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT. THE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

6.         Capitalization of Shareholder Advances; Total Liabilities

6.1         On the Closing Date, except for the obligations listed in Schedule 4.1, any and all loans, advances, indebtedness and other obligations owed by NewCo to any officer, director, or shareholder, including the NewCo Stockholders or any affiliate of such persons, shall be capitalized, cancelled, and forgiven.

6.2         On the Closing Date, the total amount of all outstanding liabilities and obligations of NewCo of any kind shall not exceed USD $_______________, in the aggregate.

7.         Representations and Warranties of NewCo and the NewCo Stockholders

NewCo and the NewCo Stockholders hereby represent and warrant to Neonode, as follows:

7.1           Organization and Good Standing.  NewCo is a corporation duly organized, validly existing and in good standing under the laws of Sweeden.  NewCo has the power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

7.2           Authority.  NewCo has the power to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of Directors of NewCo and NewCo Stockholders as required by Swedish law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which NewCo or the NewCo Stockholders are a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to NewCo or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the [corporate documents] of NewCo.

7.3           NewCo Capitalization.  As of the date of this Agreement and at the Closing, the authorized capital stock of NewCo consists of: 1000 shares of Common Stock, par value $12,7426,(100SEK) each.   A complete and correct list of the security holders of the NewCo immediately prior to the Closing and immediately following the Closing is as set forth in Exhibit 2 (the "Cap Table"). The individuals and entities identified in the Cap Table are the holders of record the lawful owners, beneficially and of record, of all of the issued and outstanding capital stock of the Company, on a fully-diluted basis and of all rights thereto, free and clear of any security interest, participation rights, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind except as set forth in the Cap Table, and, except as set forth in the Cap Table, none of the said individuals or entities owns any other stock, options or other rights to subscribe for, purchase or acquire any capital stock of the Company from the Company or to the Company's best knowledge from any stockholder of the Company.

Except as set forth in the Cap Table there are no outstanding options, warrants, purchase rights, subscription rights, participation rights, rights of first refusal, conversion rights, anti-dilution rights, exchange rights, or other rights or securities, of any nature whatsoever, or other contracts, agreements, undertakings, promises or commitments that could require NewCo or a stockholder of the NewCo, to issue, sell, or otherwise cause to become outstanding any of the NewCo’s capital stock; and no rights were granted by NewCo or by a stockholder of NewCo and there are no claims possessed by any person enforceable against NewCo or enforceable against a stockholder of NewCo in law or in equity to compel such an issuance, adjustment or transfer of NewCo’s or a stockholder of NewCo’s stock (or any options, warrants, preemptive rights or other rights or securities, of any nature whatsoever, convertible into or exchangeable for stock of NewCo) by reason of the execution, closing or performance of this Agreement or by any other reason. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to NewCo or with respect to a stockholder of NewCo.

7.4           The Exchange Shares.  The Exchange Shares to be acquired by the NewCo Stockholders under this Agreement will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Neonode receives an opinion of counsel for the transferring stockholder, reasonably satisfactory to counsel for Neonode, that an exemption from the registration requirements of the Securities Act is available.

7.5           Legend. The certificates representing the Exchange Shares shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR NEONODE, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR NEONODE, INC.  THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

7.6           Investment Intent.  Each of the NewCo Stockholders understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Exchange Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Exchange Shares or any part thereof, has no present intention of distributing any of such Exchange Shares, and has no arrangement or understanding with any other persons regarding the distribution of such Exchange Shares (this representation and warranty not limiting such NewCo Stockholder’s right to sell the Securities in compliance with applicable securities laws).  Each of the NewCo Stockholders is acquiring the Exchange Shares in the ordinary course of its business. Each of the NewCo Stockholders does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Exchange Shares.

7.7           Experience of NewCo Stockholders.  Each of the NewCo Stockholders, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment.  Each of the NewCo Stockholders is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment.

7.8           General Solicitation.  Each of the NewCo Stockholders is not purchasing the Exchange Shares as a result of any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

7.9           Limited Representations. Each of the NewCo Stockholders acknowledges and agrees that Neonode did not make, nor has it made, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 8.  Each of the NewCo Stockholders is aware that: (i) investment in the Corporation involves a high degree of risk, may result in a lack liquidity, and places substantial restrictions on transferability of interest; and (ii) no Federal or state agency has made any finding or determination as to the fairness for investment by the public, nor has made any recommendation or endorsement, of the Exchange Shares.

7.10          Receipt of Information. Each of the NewCo Stockholders has been furnished with any and all materials that he has requested relating to the Corporation and to the Exchange Shares, and each NewCo Stockholder has been afforded the opportunity to ask questions of the senior management and directors of the Corporation concerning the terms and conditions of this transaction and to obtain any additional information necessary to verify the accuracy of the information provided to him.  Each of the NewCo Stockholders understands that such material is current information about the Corporation and does not in any way guarantee future performance or the completion of future proposed events discussed in such material.  Each of the NewCo Stockholders, either alone or with his professional advisors, has the capacity to protect his own interests in connection with this transaction.

7.11          Accredited Investor. If the NewCo Stockholder is a U.S. person, (i) such NewCo Stockholder qualifies as an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act, and (ii) such NewCo Stockholder, if it is a corporation, partnership, limited liability company, trust, or other business entity, has not been organized for the purpose of purchasing the Exchange Shares.  In this regard, the NewCo Stockholder represents and warrants that:

7.11.1 The NewCo Stockholder is experienced in investment and business matters.

7.11.2 The NewCo Stockholder has made investments of a speculative nature and has purchased non-registered securities of United States publicly-owned companies in the past.

7.11.3 The NewCo Stockholder, with its representatives, has such knowledge and experience in financial, tax, and other business matters as to enable the NewCo Stockholder to utilize the information made available by Neonode to evaluate the merits and risks of and to make an informed investment decision with respect to the purchase of the Exchange Shares.

7.11.4 The NewCo Stockholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

7.12           Regulation S Exemption. If the NewCo Stockholder is not a U.S. Person, the NewCo Stockholder understands that that the Exchange Shares are being issued to him in reliance on an exemption from the registration requirements of United States federal and the state securities laws under Regulation S promulgated under the Securities Act, and that the Neonode is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the NewCo Stockholder set forth herein order to determine the applicability of such exemptions and the suitability of the NewCo Stockholder to acquire the Exchange Shares.  In this regard, the NewCo Stockholder represents and warrants that:

7.12.1 The NewCo Stockholder is not a U.S. Person and is not acquiring the Exchange Shares for the account or benefit of a U.S. Person.

7.12.2 At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the undersigned was outside of the United States.

7.12.3 The NewCo Stockholder will not, during the period commencing on the date of issuance of the Exchange Shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the "Restricted Period"), offer, sell, pledge or otherwise transfer the Exchange Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

7.12.4 The NewCo Stockholder will, after expiration of the Restricted Period, offer, sell pledge or otherwise transfer the Exchange Shares only pursuant to registration under the Securities Act or an available exemption therefrom, and, in accordance with all applicable state foreign securities laws.

7.12.5 The NewCo Stockholder was not in the United States engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Exchange Shares, including without limitation, any put, call or other option transaction, option writing, or equity swap.

7.12.6 Neither the NewCo Stockholder nor or any person acting on his behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Exchange Shares, and the NewCo Stockholder and any person acting on his behalf have complied and will comply with the "offering restrictions" requirements of Regulation S under the Securities Act.

7.12.7 The transactions contemplated by this Exchange Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

7.12.8 Neither the NewCo Stockholder nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Exchange Shares.  The NewCo Stockholder agrees not to cause any advertisement of the Exchange Shares to be published in any newspaper or periodical or posed in any public place and not to issue any circular relating to the Exchange Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

7.12.9 Compliance with Local Laws. Any resale of the Exchange Shares during the “distribution compliance period” as defined in Ruled 902(f) to Regulation S shall be made only in compliance with exemptions from registration afforded by Regulation S.  Further, any such sale of the Exchange Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction.  The NewCo Stockholder will not offer to sell or sell the Exchange Shares in any jurisdiction unless the NewCo Stockholder obtains all required consents, if any

7.13         Reliance. Each of the NewCo Stockholders understands that Neonode is relying on the statements contained herein to establish an exemption from registration under federal and state securities laws.

7.14         Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the NewCo Stockholders.

7.15         Disclosure.  NewCo and the NewCo Stockholders have (and at the Closing will have) provided Neonode with all information regarding events, conditions and facts materially affecting the business, financial conditions or results of operation of NewCo.

8.         Representations and Warranties of Neonode

Neonode does hereby represent and warrant to NewCo and the NewCo Stockholders, as follows:

8.1           Organization and Good Standing.  Neonode is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Neonode has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

8.2           Corporate Authority.  Neonode has the corporate power to enter into this Agreement and to perform its respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Neonode, as required by Delaware law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, or other document to which Neonode is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Neonode or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Neonode.

8.3           Neonode Capitalization.  As of the date of this Agreement, Neonode is authorized to issue 75,000,000 shares of Neonode Common Stock, $0.001 par value per share, of which (i) ____________ shares of Neonode Common Stock are issued and outstanding, and (iii) 2,000,000 shares of Preferred Stock of which no shares of Neonode Preferred Stock are issued and outstanding.

8.4           Periodic Reports.  Neonode is current in the filing of all forms or reports with the SEC, and has been a reporting company under the Securities Exchange Act of 1934, as amended.

8.5           Disclosure.  Neonode has (and at the Closing will have) provided the NewCo Stockholders with all publicly available information regarding events, conditions and facts materially affecting the business, financial conditions or results of operation of Neonode.   Neonode has not now and will not have, at the Closing, withheld disclosure of publicly available information regarding any such events, conditions, and facts which it has knowledge of or has reasonable grounds to know may exist.

9.           Conditions Precedent

9.1           Conditions Precedent to the Obligations of NewCo and the NewCo Stockholders.

All obligations of NewCo and the NewCo Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one or more of which may be waived at Closing by NewCo or the NewCo Stockholders:

(a)           The representations and warranties by or on behalf of Neonode contained in this Agreement shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)           Neonode shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(c)           The Exchange Shares shall have been issued and delivered by Neonode, as contemplated by this Agreement.

9.2           Conditions Precedent to the Obligations of Neonode.

All obligations of Neonode under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one or more of which may be waived at Closing by Neonode:

(a)           The representations and warranties by or on behalf of NewCo and the NewCo Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)           NewCo and the NewCo Stockholders shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it and them prior to or at the Closing, including, without limitation the delivery of the NewCo Shares to Neonode.

(c)           The NewCo Shares shall have been transferred and delivered by the NewCo Stockholders, as contemplated by this Agreement.

(d)           On the Closing Date, NewCo shall have received the written resignations of all of the officers and directors of NewCo and the designees of Neonode shall become the entire board of directors of NewCo.

10.            No-Sale of the Exchange Shares

10.1         Until the first to occur of (i) repurchase of the Exchange Shares by Neonode or its assignee pursuant to the Repurchase Agreement, (ii) eighteen months from the Closing or (iii) an M&A Transaction (the period ending upon the first to occur of the foregoing events, is referred to as the "No Sale Period"), none of NewCo Stockholders shall transfer the Exchange Shares held or owned by him. The provisions in this Section 10.1 above shall not apply to a transfer by a NewCo Stockholder to a Permitted Transferee; provided such Permitted Transferee agrees in writing to be bound by the terms of this Section 10.1.

10.2         For purposes of Section 10.1, “M&A Transaction” shall mean the consummation of (i) the sale of all or substantially all of the securities of the Company, other than to a wholly-owned subsidiary of the Company; (ii) the sale, lease or other disposal of all or substantially all of the assets of the Company; or (iii) the consolidation or merger of the Company with or into any other entity, in one or a series of related transactions in which the stockholders of the Company prior to the transaction or series of related transactions hold less than fifty percent (50%) of the outstanding capital stock of the Company or the surviving company, as applicable, following such transaction or series of related transactions.

10.3          For purposes of Section 10.1, “Permitted Transferee” shall mean for the NewCo Stockholders (i) any member or members of his/its immediate family; (ii) any entity which is wholly-owned by such stockholder; (iii) any transferee of shares by bequest or inheritance or (iv) any transfer to an existing employee of NewCo.

11.            Miscellaneous

11.1          Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

11.2         Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective Parties.

11.3          Assignment.  This Agreement is not assignable except by operation of law.

11.4          Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: Neonode :

Neonode, Inc.
____________
____________
Attn: _____________, President
Tel:  (___) ___________

cc:                             Steven Kronengold, Esq.
SRK Law Offices
Rabin Science Park
Rehovot, Israel
tel:  (718) 360-5351

To: newco and the newco Stockholders:

cc:

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

11.5         Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, United States of America, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

11.6         Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

11.7          Entire Agreement.  This Agreement (including the Exhibits to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

11.8         Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.9          Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

11.10       Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

11.11       Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

[the balance of this page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ATTEST:		NEONODE, INC.
(a Delaware corporation)

_______________________		By:	__________________________
___________, Secretary			_____________, President

ATTEST:		[NEWCO]
(a corporation organized under the laws of Sweeden)

______________________		By:	__________________________
Secretary			_____________,
Director

NEWCO STOCKHOLDERS:

ATTEST:

By:	________________________	____________________________________
________________________

ATTEST:

By:	________________________	____________________________________
________________________

ATTEST:

By:	________________________	____________________________________
________________________

EXHIBIT 1
REPURCHASE AGREEMENT